Exhibit 10.1

Execution Version
SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 7, 2024, by and between PAR Technology Corporation, a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A.          The Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”).

B.         Each Buyer wishes to purchase, severally and not jointly, and the Company wishes to sell at the Closing (as defined in Section 1(a)) to the Buyers, upon the terms and conditions stated in this Agreement, an aggregate of 5,174,638 shares of common stock, par value $0.02 per share, of the Company (the “Common Stock” and such shares, the “Common Shares”).

C.          As a condition precedent to the Closing, the parties hereto will execute and deliver, among other things, a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

D.          The shares of Common Stock issuable pursuant to this Agreement are referred to herein as the “Purchased Shares”.

NOW, THEREFORE, the Company and each Buyer, severally and not jointly, hereby agree as follows:

1.            PURCHASE AND SALE OF PURCHASED SHARES.

(a)          Purchase of the Common Stock.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to each Buyer free and clear of any liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”) (other than Liens incurred by such Buyer, restrictions arising under applicable securities laws, or restrictions imposed by the Transaction Documents (as defined in Section 3(b)), and each Buyer agrees, severally and not jointly, to purchase from the Company on the Closing Date (as defined in Section 1(b)), such number of Purchased Shares indicated next to such Buyer’s name on the signature pages hereto (the “Closing”).

(b)          Closing Date.  The date, time and place of the Closing (the “Closing Date”) shall be on the date hereof as promptly as practicable after notice of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6, remotely by electronic exchange of Closing documentation (or such other date, time and place as is mutually agreed to by the Company and the Buyer).

(c)          Purchase Price.  Each Buyer shall pay $38.65 for each Purchased Share to be purchased by the Buyer at the Closing (the “Purchase Price”), for the aggregate Purchase Price paid by such Buyer as set forth on the signature pages hereto (the “Aggregate Purchase Price”).

(d)           Form of Payment.  On the Closing Date, (i) the Company shall issue to each Buyer in book-entry form its Purchased Shares, and (ii) subject to the receipt of evidence of issuance of the Purchased Shares referred to in Section 6(a)(iii)(B), each Buyer shall pay its Aggregate Purchase Price to the Company for its Purchased Shares at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions that have been provided to Buyers prior to the Closing Date.

2.            BUYER’S REPRESENTATIONS AND WARRANTIES.  Each Buyer, severally and not jointly, represents and warrants that:

(a)        Organization and Qualification.  The Buyer is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Buyer is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  As used in this Agreement, “Buyer Material Adverse Effect” means any change, effect, event, occurrence or development that would prevent, materially delay, or materially impair the Buyer’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.

(b)          Consents.  The Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with any Governmental Authority (as defined in Section 3(d)) or any other Person (as defined in Section 2(d)), in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, and the Buyer is unaware of any facts or circumstances that might prevent the Buyer from obtaining or effecting any of the consent, registration, application or filings pursuant to the preceding sentence.

(c)        Sufficient Funds.  At the Closing, the Buyer will have available funds necessary to consummate the purchase of its Purchased Shares and pay to the Company its Aggregate Purchase Price, as contemplated by Section 1(c).

(d)          No Public Sale or Distribution.  The Buyer is acquiring the applicable Purchased Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act.  The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares.  For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(e)         Accredited Investor Status.  The Buyer is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act, (ii) an Institutional Account as defined in FINRA Rule 4512(c) and (iii) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the Buyer’s investment with respect to the Purchased Shares.  The Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment with respect to the Purchased Shares and (ii) can bear the economic risk of (A) an investment in the Purchased Shares indefinitely and (B) a total loss in respect of such investment.

(f)           Reliance on Exemptions.  The Buyer understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Purchased Shares.  Prior to the Closing, the Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and the Buyer is not a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)).

(g)           Information.  The Buyer and its advisors, if any, have been furnished with or have had full access to all materials relating to the business, finances and operations of (i) the Company, (ii) Stuzo Holdings, LLC, a Delaware limited liability company, Stuzo Blocker, Inc., a Delaware corporation, Stuzo Holdings, LLC, a Delaware limited liability company, Stuzo Intermediate Holdings, LLC, a Delaware limited liability company, and Stuzo, LLC, a Delaware limited liability company (collectively, “SAM”), (iii) TASK Group Holdings Limited, an Australian public company limited by shares and listed on the Australian Securities Exchange (“TASK”); and (iv) and materials relating to the offer and sale of the Purchased Shares that have been requested by the Buyer.  The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company or its representatives.  The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(h)        No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.

(i)          Transfer or Resale.  The Buyer acknowledges that:  (i) the Purchased Shares have not been registered under the 1933 Act or any state securities laws, (ii) the Buyer cannot sell, transfer, or otherwise dispose of any of the Purchased Shares, except in compliance with the Transaction Documents and the registration requirements or exemption provisions of the 1933 Act and any other applicable securities laws; and (iii) neither the Company nor any other Person is under any obligation to register the Purchased Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (except pursuant to the Registration Rights Agreement).

(j)          Brokers; Finders.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisors or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Buyer.  The Buyer hereby acknowledges and agrees that (i) J.P. Morgan Securities LLC (the “Placement Agent”) is acting solely as the Company’s placement agent in connection with the offering of the Purchased Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Buyer, the Company, SAM, TASK or any other person or entity in connection with such offering, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Purchased Shares, (iii) the Placement Agent shall have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Purchased Shares or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, SAM, TASK or the offering of the Purchased Shares, and (iv) the Placement Agent shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Buyer, the Company, SAM, TASK or any other person or entity), whether in contract, tort or otherwise, to the Buyer, or to any person claiming through the Buyer, in respect of the offering of the Purchased Shares.

(k)          Authorization; Validity; Enforcement.  The Buyer has the requisite power and authority to enter into and perform its obligations under the Transaction Documents.  The execution and delivery of this Agreement and the other Transaction Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been, or when executed will be, duly authorized by the Buyer.  This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered on behalf of the Buyer and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to applicable creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(l)          No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and applicable laws of any foreign, federal, and other state laws) applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(m)        No Other Company Representations or Warranties.  The Buyer acknowledges and agrees that neither the Company nor any of its Subsidiaries (as defined in Section 3(a)) makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 and in any certificate or other Transaction Document delivered by the Company in connection with this Agreement.  In connection with the due diligence investigation of the Company by the Buyer and its representatives, the Buyer and its representatives have received from the Company and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations, including information regarding the SAM Acquisition Transaction and the TASK Acquisition Transaction (each as defined in Section 3(a)).  The Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer is familiar, that the Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Buyer (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Section 3 and in any certificate or other Transaction Document delivered by the Company in connection with this Agreement, the Buyer will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Buyer or any of its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement and in any certificate or other Transaction Document delivered by the Company in connection with this Agreement, nor will anything in this Agreement operate to limit any claim by the Buyer or any of its Affiliates for actual and intentional fraud.  As used in this Agreement, “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, including, without limitation, any investment fund or registered investment company that is controlled by one or more investment advisers of, or shares the same investment adviser with, such Person, as of the date which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, “control,” when used with respect to any Person, has the meaning specified in Rule 12b-2 under the 1934 Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Buyer that, except as disclosed (to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face) in SEC Documents (as defined in Section 3(i)) filed or furnished after December 31, 2022 and prior to the date hereof:

(a)          Organization and Qualification.  Each of the Company and its Subsidiaries are entities duly organized or formed and validly existing and in good standing under the laws of the jurisdiction in which they are organized or formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted, except to the extent, in the case of the Company’s Subsidiaries, that the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).  Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent, in the case of the Company’s Subsidiaries, that the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

As used in this Agreement, “Subsidiary” means any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company directly or indirectly owns (i) at least 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body.  As used in this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence or development that has a material adverse effect on the business, operations, results of operations, capital, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, provided, that, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (A) changes generally affecting the industry in which the Company or its Subsidiaries operate; (B) general changes in the economic or business conditions or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes) in which the Company or its Subsidiaries operate; (C) earthquakes, fires, floods, hurricanes, tornadoes, pandemics, or similar catastrophes or acts of god or weather conditions, and any state or federal government orders or other actions in response thereto; (D) political conditions, including acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (E) any change in GAAP (as defined in Section 3(i)) or any change in laws of general applicability (or interpretation or enforcement thereof) after the date hereof; (F) the execution of this Agreement, the other Transaction Documents or the Purchase Agreement to be dated as of March 8, 2024, among the Persons identified as Company Sellers on the signature pages thereto, Longshore Capital Fund I, L.P., a Delaware limited partnership, as blocker seller, Longshore Capital Management, LLC, a Delaware limited liability company, in its capacity as the seller representative, ParTech, Inc., as buyer, and the Company (the “SAM Acquisition Agreement”) and the Escrow Agreement (as defined under the SAM Acquisition Agreement) and made available to each Buyer prior to or contemporaneously with the execution and delivery of this Agreement (collectively, the “SAM Transaction Documents” and all transactions contemplated thereby, the “SAM Acquisition Transaction”); (G) the acquisition by the Company, or by a direct or indirect wholly owned subsidiary of the Company, of all the ordinary shares of TASK pursuant to a court-approved scheme of arrangement under Part 5.1 of Australia’s Corporations Act 2001 (the “TASK Transaction Documents” and all transactions contemplated thereby, the “TASK Acquisition Transaction”), or the public disclosure of such agreements or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions (if any), financing sources, customers, suppliers, or partners that the Company can reasonably establish resulted from the execution or the public disclosure of this Agreement, the other Transaction Documents, the SAM Transaction Documents, the SAM Acquisition Transaction, the TASK Transaction Documents, or the TASK Acquisition Transaction); (H) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; (I) a decline in the trading price or trading volume of the Company’s Common Stock; provided that, with respect to clauses (H) and (I), the underlying causes of such failure, decline or change not otherwise excluded herein may be considered in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect; and (J) any actions taken, or failure to take any action, in each case, to which the Buyer has expressly given advance written approval or consent, that is affirmatively required by this Agreement or requested by the Buyer; provided that a material adverse effect described in any of the foregoing clauses (A) through (E) may be taken into account to the extent the Company and its Subsidiaries are disproportionately affected thereby relative to other companies in the industries in which the Company and its Subsidiaries operate.  As used in this Agreement, “knowledge” means, with respect to the Company, the actual knowledge of Savneet Singh, Bryan Menar and Cathy King, in each case, after reasonable inquiry of such person’s direct reports.

(b)          Authorization; Enforcement; Validity.  The Company has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, the issuance of the Purchased Shares, have been duly authorized by the Company’s Board of Directors (the “Board”) and (other than one or more registration statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement and other filings as may be required by state securities agencies) no further filing, consent or authorization is required by the Company, the Board or its stockholders.  This Agreement has been duly and validly authorized, executed and delivered by the Company, and the other Transaction Documents have been duly and validly authorized by the Company and, at the Closing Date, will have been duly executed and delivered by the Company and constitute and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to applicable creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(c)           Issuance of Purchased Shares.  The issuance of the Purchased Shares has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming in part the accuracy of each of the representations and warranties of the Buyer set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Purchased Shares is exempt from registration under the 1933 Act.

(d)          Compliance with Existing Agreements.  Neither the Company nor any of its Subsidiaries is:  (i) in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law or ordinance, or any judgment, decree, rule, regulation, order or injunction of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, including the rules, listing requirements and regulations of the New York Stock Exchange (the “Principal Market”), governmental or regulatory agency or body, court, arbitrator or self-regulatory organization (each, a “Governmental Authority”), applicable to any of them or any of their respective properties (collectively, “Applicable Law”); or (iii) in breach of or default under any agreement, bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, the “Applicable Agreements”), except, in the case of clauses (ii) and (iii) for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.  All Applicable Agreements that are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect and are legal, valid and binding obligations.  There exists no condition that, with notice or the passage of time or otherwise, would constitute or cause (A) a violation of the Charter Documents, (B) a violation of Applicable Laws, or (C) a breach of, imposition of any penalty or default or a “Debt Repayment Triggering Event” (as defined below) under any Applicable Agreement, except, in the case of clauses (B) and (C), for any such violations, breaches, penalties, defaults or Debt Repayment Triggering Events as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.  As used in this agreement, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any bond, debenture or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other instrument (or any Person acting on such holder’s behalf) the right to require the acceleration, repurchase, redemption or repayment of all or any portion of such indebtedness, indenture, mortgage, deed of trust, lease or any other instrument by the Company or any of its Subsidiaries or any of their respective properties.

(e)          No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated hereby and thereby will conflict with, violate, constitute a breach of or a default (with notice, the passage of time or otherwise) or a Debt Repayment Triggering Event under, or result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries, the imposition of any penalty or a Debt Repayment Triggering Event under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Company, except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, penalties, defaults or events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.

(f)         Consents.  The Company is not required to obtain any consent, approval, authorization, permit, declaration or order of, or make any filing or registration with (other than one or more registration statements in accordance with the requirements of the Registration Rights Agreement, other filings as may be required by state securities agencies and the listing of the Purchased Shares on the Principal Market), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date (or in the case of the filings detailed above, which filings will be made after the Closing Date, will be made within the time period required by Applicable Law), and the Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the consent, registration, application or filings pursuant to the preceding sentence.  The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.

(g)          No General Solicitation; Broker Fees.  Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares.  The Company shall be responsible for the payment of the Placement Agent’s fees, any financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby.

(h)          No Integrated Offering.  Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the 1933 Act, whether through integration with prior offerings, the SAM Acquisition Transaction, the TASK Acquisition Transaction or otherwise, or cause this offering of the Purchased Shares to require the approval of the stockholders of the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, under the rules and regulations of the Principal Market.

(i)            SEC Documents; Financial Statements; Shell Company Status.

(i)          Since December 31, 2022, the Company has timely filed or furnished all the SEC Documents required to be filed or furnished by it with the Commission pursuant to Section 13(a) or 15(d) of 1934 Act.  As of their respective filing or being furnished (or if amended or supplemented, as of the date of such amendment or supplement, or, in the case of an SEC Document that is a registration statement filed pursuant to the 1933 Act or a proxy statement filed pursuant to the 1934 Act, on the date of effectiveness of such SEC Document or date of the applicable meeting, respectively), the SEC Documents complied or will comply, as applicable, with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended (and in each case, the rules and regulations of the Commission promulgated thereunder), in each case as in effect at such time, and none of the SEC Documents, at the time they were filed or furnished, or will be filed or furnished, with the Commission (or, if amended or supplemented, the date of the filing of such amendment or supplement, with respect to the disclosures that were so amended or supplemented or, in the case of an SEC Document that is a registration statement filed pursuant to the 1933 Act or a proxy statement filed pursuant to the 1934 Act, on the date of effectiveness of such SEC Document or date of the applicable meeting, respectively), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made or will be made, not misleading.  For purposes of this Agreement, “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed and so filed by the Company with the Commission under Sections 12, 13, 14 or 15(d) of the 1934 Act and all exhibits included therein and financial statements (including the consolidated balance sheets and consolidated statements of operation, comprehensive loss, changes in stockholders’ equity and cash flows), notes and schedules thereto and documents incorporated by reference therein.  The Company is currently eligible to register securities on Form S-3.

(ii)         None of the SEC Documents filed or furnished since December 31, 2022 is subject to any pending proceeding by or before the Commission, and there are no outstanding or unresolved comments received from the Commission with respect to any of the SEC Documents filed or furnished since December 31, 2021.

(iii)         None of its Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act.

(iv)        The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) in accordance with Rule 13a-15 under the 1934 Act.  Since December 31, 2022, neither the Company nor any of its Subsidiaries has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been publicly disclosed or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(v)         The financial statements filed with the Commission as part of the SEC Documents present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as such inconsistency may be expressly stated in the related notes thereto) and the requirements of Regulation S-X.  All financial, statistical and market and industry data contained in the SEC Documents are fairly and accurately presented in all material respects and are based on or derived from sources that the Company reasonably believes to be reliable and accurate.

(vi)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (A) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Balance Sheet Date”), (B) incurred after the Balance Sheet Date in the ordinary course of the Company’s business, (C) as expressly contemplated by the Transaction Documents, the SAM Acquisition Transaction, and the TASK Acquisition Transaction or otherwise incurred in connection with the transactions contemplated hereby and thereby, or (D) that have been discharged or paid prior to the date of this Agreement.

(vii)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among the Company or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the 1933 Act).

(viii)       The Company is not, and has not been at any time, an issuer identified in Rule 144(i)(1).

(j)            Absence of Certain Changes.  Since December 31, 2023, (i) except for the execution and performance of this Agreement and the other Transaction Documents, the SAM Acquisition Transaction, and the TASK Acquisition Transaction,  and the discussions, negotiations and transactions related hereto and thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and (ii) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)          All Necessary Permits, etc.  Each of the Company and its Subsidiaries possess all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to conduct their respective businesses (“Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, none of the Company or its Subsidiaries has received or, to the knowledge of the Company, has any reason to believe it will receive any notice of any proceeding relating to revocation or modification of any such Permit, except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          Equity Capitalization.  The authorized capital stock of the Company consists of (i) 58,000,000 shares of Common Stock, par value $0.02 per share, of which on February 23, 2024 (the “Capitalization Date”) and prior to the issuance of the Purchased Shares, (A) 28,039,525 Common Shares are issued and outstanding, (B) 4,196,451 Common Shares are reserved for issuance under the Company’s equity incentive plans (collectively, the “Company Equity Plans”); (C) an aggregate of 8,432,404 Common Shares are reserved for issuance in connection with conversions of the Company’s 1.500% Convertible Senior Notes due 2027 and 2.875% Convertible Senior Notes due 2026 (collectively, the “Convertible Notes”), to the extent that holders elect to convert the notes and the Company elects to satisfy conversions of the notes through physical settlement; and (D) an aggregate of 503,975 Common Shares are reserved for issuance upon the exercise of warrants issued to PAR Act III, LLC, and (ii) 1,000,000 shares of preferred stock, par value $0.02 per share, none of which are issued and outstanding).  Since the Capitalization Date and through the date of this Agreement, other than those in connection with the SAM Acquisition Transaction, the TASK Acquisition Transaction, and the Transaction Documents, no Company Equity Plan has been amended or otherwise modified and no Common Shares, options to purchase Common Shares, restricted stock units or any warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of the options to purchase Common Shares, restricted stock and restricted stock units outstanding prior to the Capitalization Date and pursuant to the terms of the applicable Company Equity Plan in effect on the Capitalization Date), and no Common Shares have been issued or reserved for issuance and no foregoing rights have been granted, except pursuant to the terms of the applicable Company Equity Plan in effect on the Capitalization Date or the Convertible Notes.  All of such issued and outstanding shares are, or upon issuance will be validly issued, fully paid and nonassessable and have been issued in compliance with all federal and state securities laws.  None of the outstanding Common Shares prior to the issuance of the Purchased Shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.  Except as set forth above in this clause (l) or as contemplated by the Transaction Documents, the SAM Transaction Documents, and the TASK Transaction Documents, there are no outstanding (x) options, warrants, preemptive rights, rights of first refusal or other rights to purchase from the Company or any of its Subsidiaries, (y) agreements, contracts, arrangements or other obligations of the Company or any of its Subsidiaries to issue or (z) other rights to convert into or exchange any securities for, in the case of each of clauses (x) through (z), shares of capital stock of or other ownership or equity interests in the Company or any of its Subsidiaries.  Except as otherwise provided in the Registration Rights Agreement, the SAM Transaction Documents, and the TASK Transaction Documents there are no outstanding rights or obligations of the Company to register with the Commission or obligations to repurchase or redeem any of its equity securities.  The rights, preferences, privileges, and restrictions of the Common Stock are as stated in the Charter Documents.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement or similar agreement with respect to the capital stock or other securities of the Company or any of its Subsidiaries.  The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the most recent SEC Documents filed prior to the date of this Agreement fairly present in all material respects all material information regarding such plans, arrangements, options and rights.

(m)         Indebtedness.  Other than (i) the Indenture, dated as of September 17, 2021, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, (ii) the Indenture, dated as of February 10, 2020, between the Company, as Issuer, and the Bank of New York Mellon Trust Company, N.A., as Trustee, and (iii) the Convertible Notes, the Company is not party to any material loan or credit agreement, indenture, debenture, note, bond, mortgage or deed of trust.

(n)           Principal Market Listing.  The Common Shares are registered pursuant to Section 12(b) or 12(g) of the 1934 Act and are listed on the Principal Market, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the 1934 Act or delisting the Common Shares from the Principal Market.  The Company has not received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing.  The Company is in compliance with all applicable rules, listing requirements and regulations of the Principal Market.

(o)         No Material Actions or Proceedings.  (i) There are no stop orders in effect suspending the qualification or exemption from qualification of any of the Purchased Shares in any jurisdiction and no proceedings for that purpose have been commenced or are pending or, to the knowledge of the Company, pending or contemplated and (ii) there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the knowledge of the Company, threatened or contemplated by any Person or Governmental Authorities that, with respect to clauses (i) and (ii) of this paragraph that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate any of the transactions contemplated hereby or under any of the other Transaction Documents.

(p)          Employee Relations.  (i) no labor strike, work stoppage, slowdown or other material labor dispute is pending against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries; (ii) there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there is no threatened or pending liability against the Company or any of its Subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law; (iv) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) to the knowledge of the Company, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (iii) and (iv) above, other than, with respect to those identified in subsection (iv), such acts or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vi) no term or condition of employment exists through arbitration awards, settlement agreements or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(q)          Title.  Each of the Company and its Subsidiaries has good, marketable and valid title to all material real property owned by it and good title to all material personal property owned by it and good and valid title to all material leasehold estates in real and personal property being leased by it and, as of the Closing Date, will be free and clear of all Liens other than those that do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries in a manner that is material to the Company and its Subsidiaries, taken as a whole.

(r)            Intellectual Property Rights.

(i)         Each of the Company and its Subsidiaries owns, or is licensed to use, all patents, patent rights, inventions, copyrights, trade secrets, know-how (including unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names, trade names and other intellectual property rights and all applications and registrations therefor, in each case, anywhere in the world (collectively, “Intellectual Property Rights”) necessary for the conduct of its businesses as now conducted and as presently proposed to be conducted, except where failure to own or possess a license to use such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)          All material Intellectual Property Rights that are owned by the Company or any of its Subsidiaries (collectively, “Owned IP”) that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or domain name registrar are, to the knowledge of the Company, subsisting, valid and enforceable.

(iii)          Neither the Company nor any of its Subsidiaries has received any claim, notice, invitation to license or similar communication within the three-year period prior to the date hereof (A) contesting or challenging the use, validity, enforceability or ownership of any Owned IP, or (B) alleging that the Company or any of its Subsidiaries or any of their respective products or services infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, in each case of clauses (A) and (B), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)        No funding, facilities or resources of a Governmental Authority, university, or other educational institution or research center was used in the development of any Owned IP, and no Governmental Authority, university, or other educational institution or research center has any claim or right in or to any Owned IP, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)        In the three-year period prior to the date hereof, there has been no unauthorized access to or unauthorized use of any technology devices, computers, Software, servers, networks, or other information technology equipment, or any data stored therein or processed thereby, or any associated documentation, in each case, used by the Company or any of its Subsidiaries in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect.  “Software” means any computer program, application, middleware, firmware, microcode and other software, in each case, whether source code, object code or other form or format.

(vi)        The Company and each of its Subsidiaries have complied with all of their respective policies, contractual and fiduciary obligations, and with all Applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, and no Person has gained unauthorized access to or misused any Personal Information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Personal Information” means (i) any information that identifies or could reasonably be used to identify an individual, browser, device or household, or (ii) is considered “personally identifiable information,” “personal information,” “personal data” or a similar term under any Applicable Laws.

(vii)       Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no proprietary Software of the Company or any of its Subsidiaries contains, is derived from, or links to any Software that is governed by an any license that requires, as a condition of modification, licensing, conveyance, distribution or provision of Software subject to such license, that such Software or other Software combined, linked or distributed with or derived from such Software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form and/or on a royalty-free basis (including for the purpose of making additional copies or derivative works).

(s)           Environmental Laws.  Each of the Company and its Subsidiaries is (i) in compliance with any and all applicable U.S. or non-U.S. federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous or toxic substances of wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non- compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)           Investment Company Status.  The Company is not and, after giving effect to the transactions contemplated by the Transaction Documents, the SAM Acquisition Transaction, and the TASK Acquisition Transaction, the Company will not be, individually or on a consolidated basis, an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and following the completion of the SAM Acquisition Transaction and the TASK Acquisition Transaction, the Company and its Subsidiaries, including SAM and TASK, intend to conduct their businesses in a manner so as not to be required to register under the Investment Company Act.

(u)         Tax Status.  All material Tax (as hereinafter defined) returns required to be filed by the Company and each of its Subsidiaries have been filed and all such returns are true, complete and correct in all material respects.  All material Taxes that are due from the Company and its Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals have been established in accordance with GAAP applied on a consistent basis throughout the periods involved.  The accruals on the books and records of the Company and its Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period.  For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state, and local taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(v)          Illegal Payments; FCPA Violations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since December 31, 2022, neither of the Company nor any of its Subsidiaries nor any director, officer, or employee of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any agent, representative, consultant or Affiliate acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) otherwise violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit.

(w)         Economic Sanctions.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions laws, including Applicable Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act, the Iran Freedom and Counter Proliferation Act of 2012, and any executive order issued pursuant to any of the foregoing.

(x)          Government Contracts.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither Company nor any of its Subsidiaries has received any written notice that it is, and, to the knowledge of the Company none of the Company, its Subsidiaries and their respective employees is (or since December 31, 2022 has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to routine security investigations); (ii) there is no pending or, to the knowledge of the Company, threatened audit or investigation by any Governmental Authority of the Company, its Subsidiaries or their respective employees with respect to any alleged material irregularity, misstatement, omission or violation of law arising under or relating to any Applicable Agreement that (x) is between the Company or any of its Subsidiaries and a Governmental Authority or (y) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a contract or agreement between another Person and a Governmental Authority (a “Government Contract” and the relevant Governmental Authority that is the direct or end customer in any Government Contract, the “End Customer”); and (iii) all costs, fees, profit and other charges and expenses of any nature that have been charged, and all sums invoiced, under Government Contracts have been properly chargeable or invoiced to such Government Contract, and were charged or invoiced in amounts consistent with the requirements of such Government Contract and Applicable Law.  To the knowledge of the Company, during the twelve (12) months prior to the date of this Agreement, the relationships of the Company and its Subsidiaries with the End Customers are reasonable commercial working relationships and no senior officer of the Company has received written notice that any of the End Customers has terminated or adversely changed in any material respect its commercial relationship with the Company or any of its Subsidiaries under any Government Contract (including through termination of or changes to any relevant prime contract).

(y)          No Rights Agreements; Anti-Takeover Provisions.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover law is, or as of the Closing will be, applicable to the transactions contemplated hereby, including the Company’s issuance of shares of the Purchased Shares.

(z)          No Other Representations or Warranties of Buyer.  The Company acknowledges and agrees that no Buyer and none of its Affiliates makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Company or any of its Subsidiaries to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by the Company or any of its Subsidiaries for actual and intentional fraud.

4.            COVENANTS.

(a)          Reporting Status.  Until the earlier of (x) a Change of Control or (y) the date on which the Investors (as defined in the Registration Rights Agreement) no longer hold any Purchased Shares, the Company shall timely file all reports required to be filed with the Commission pursuant to the 1934 Act, and the Company shall use reasonable best efforts to maintain its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such filing, and the Company shall use reasonable best efforts to maintain its eligibility to register the Purchased Shares in accordance with the Registration Rights Agreement for resale by the Investors on Form S-3.  For purposes of this Agreement, “Change of Control” means, at any time, the occurrence of any of the following events or circumstances:  (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) shall (A) become the “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities or (B) otherwise acquire, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company, whether through the ability to exercise voting power, by contract or otherwise, (ii) persons who were (A) directors of the Company on the date hereof or (B) appointed by directors who were directors of the Company on the date hereof or were nominated or approved by directors who were directors of the Company on the date hereof shall cease to occupy a majority of the seats (excluding vacant seats) on the Board, (iii) the consummation of a merger or consolidation of the Company with or into any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any direct or indirect sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (it being agreed that the sale, transfer or other disposition by any Person of the capital stock of or other ownership or equity interests of any Subsidiary constitutes an indirect sale, transfer or disposition of the assets of such Subsidiary).

(b)         Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Shares in connection with the SAM Acquisition Transaction, with any excess to be used for general corporate purposes.

(c)          Fees and Expenses.  Except as otherwise set forth in any of the Transaction Documents, each party to this Agreement shall bear its own fees and expenses in connection with the sale of the Purchased Shares to the Buyers.

(d)         Transfer or Resale.  No Buyer shall Transfer or offer to Transfer its Purchased Shares unless (i) such Purchased Shares are subsequently registered pursuant to the terms of the Registration Rights Agreement, (ii) such Transfer is made to the Company or to an Affiliate of the Buyer (provided each such Affiliate agrees to be bound by this Section 4(d), Section 4(l) and provisions in Section 7 (to the extent relevant to the foregoing) of this Agreement and makes the same representations and warranties set forth in Section 2(a), Section 2(b), Section 2(d), Section 2(e), Section 2(f), Section 2(h), Section 2(i), Section 2(k) and Section 2(l) of this Agreement), or (iii) such Purchased Shares may be Transferred pursuant to (A) Rule 144 promulgated under the 1933 Act or (B) another valid exemption from registration under the 1933 Act and the rules and regulations of the Commission thereunder.  In the case that a Buyer is permitted to Transfer the Purchased Shares and, if applicable, provides satisfactory evidence to the Company with respect to any Transfer pursuant to subsection (iii) of the foregoing that such Transfer is pursuant to a valid exemption from registration under the 1933 Act and the rules and regulations of the Commission thereunder, the Company shall, at the request of the holder of such Purchased Shares, issue such book-entry Purchased Shares to the holder or the applicable transferee of such Purchased Shares by electronic delivery (x) if eligible and requested by the holder or applicable transferee, on the applicable balance account at The Depository Trust Company, or (y) on the books of the Company or its transfer agent.  For purposes of this Section 4(d), “Transfer” means, with respect to the Purchased Shares, to sell, offer, pledge, contract to sell, grant any option, right or contract to purchase, or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such Purchased Shares.

(e)          Disclosure of Transactions and Other Material Information.  No later than the first business day following the date of the Closing, the Company (i) shall issue a press release regarding the transactions contemplated by the Transaction Documents, the SAM Acquisition Transaction, the TASK Acquisition Transaction, and any other material, non-public information provided to any Buyer prior to such date (the “Disclosed Transactions”) and (ii) shall file a Current Report on Form 8-K, in each case, reasonably acceptable to the Buyers, describing the terms of the Disclosed Transactions in the form required by the 1934 Act and attaching the Transaction Documents as exhibits to such filing (which shall not include schedules or exhibits not customarily filed with the Commission).  In furtherance of the foregoing, the Company shall provide each Buyer and its legal counsel with a reasonable opportunity to review and comment upon drafts of all documents to be publicly disclosed or filed with the Commission in connection with the Disclosed Transactions and give reasonable consideration to all such comments.  Notwithstanding anything in this Agreement to the contrary, any statement included in any Company press release, public filing or other public statement that is attributed to any Buyer or any of its Affiliates shall be subject to prior approval of such Buyer.  From and after the issuance of such press release and Form 8-K, the Buyers shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, and the Buyers shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of its Affiliates with respect to the Disclosed Transactions.  Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the prior written consent of the applicable Buyer, publicly disclose the name of such Buyer or any of its Affiliates or advisors, or include the name of such Buyer or any of its Affiliates or advisors (i) in any press release or marketing materials, (ii) in any filings with the Commission or any regulatory agency or trading market or (iii) in any other public statement except (A) required by the federal securities law in connection with the Registration Statement, and (B) to the extent such disclosure is required by Applicable Laws, at the request of the Staff of the Commission or regulatory agency or under regulations of the Principal Market or by any other Governmental Authority; provided, that, notice of such disclosure will be provided to Buyer in advance of such disclosure if permitted by Applicable Laws.

(f)           Legends.

(i)          The book-entry accounts maintained by the Company’s transfer agent representing the Purchased Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against Transfer of such Purchased Shares bearing such legend):

NEITHER THE ISSUANCE AND SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

(ii)         At the request of a holder of the Purchased Shares or a transferee pursuant to Section 4(d), the Company shall reasonably and promptly and at its expense cooperate with such holder to obtain reasonably satisfactory evidence (including an opinion of counsel) that the legend set forth in Section 4(f)(i) above is not required in order to establish compliance with any provisions of the 1933 Act and remove the legend set forth in Section 4(f)(i) above from the Purchased Shares on the book-entry accounts maintained by the Company’s transfer agent representing such Purchased Shares if such legend is not required in order to establish compliance with any provisions of the 1933 Act.

(g)           Transfer Taxes.  The Company shall pay any and all documentary, stamp and similar issue or transfer tax incurred in connection with this Agreement.

(h)          Reporting.  The Company shall reasonably cooperate with each Buyer to provide any information to the Buyer (or make such information available to the Buyer) as such Buyer reasonably requests that the Company has in its actual or constructive possession (or any of the Company’s Subsidiaries have in their actual or constructive possession), for purposes of any tax reporting, filing obligation or regulatory requirement of the Buyer in connection with (i) the ownership by the Buyer of any interest in the Company, (ii) any transaction between the Buyer, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (iii) the status of any Subsidiary of the Company for U.S. federal, state or local tax purposes as a foreign corporation or as a “controlled foreign corporation” within the meaning of Section 957 of the Code, including any filing obligation pursuant to Sections 6038, 6038B and 6046 of the Code.  As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.  The Company shall use its commercially reasonable efforts to cause its transfer agent to respond to reasonable requests for information (which is not otherwise publicly available) made by any Buyer or its auditors related to the actual holdings of the Buyer, its permitted assigns or its accounts.

(i)           Investment Company.  So long as a Buyer holds any Purchased Shares, the Company will not take any actions that would be reasonably likely to cause it to be an “investment company,” or a company controlled by an “investment company” other than the Buyer, as such terms are defined in the Investment Company Act.

(j)           Principal Market Listing.  To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Purchased Shares to be approved for listing on the Principal Market.  The Company shall use its reasonable best efforts to cause the Purchased Shares to be approved for listing on the Principal Market, subject to official notice of issuance.

(k)          SAM Acquisition Transaction; TASK Acquisition Transaction.  Subject to the terms and conditions set forth herein and in the SAM Transaction Documents and the TASK Transaction Documents, the Company shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the SAM Acquisition Transaction and the TASK Acquisition Transaction, in each case, in accordance with the terms of the SAM Transaction Documents and the TASK Transaction Documents, respectively.

(l)            Lock-Up.

(i)          Each Buyer agrees that, during the period beginning from the Closing Date and continuing to and including the date 120 days after the Closing Date (the “Lock-Up Period”), such Buyer shall not (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Purchased Shares, or any options or warrants to purchase any Purchased Shares, or any securities convertible into, exchangeable for or that represent the right to receive Purchased Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such Derivative Instruments now owned or hereafter acquired by such Buyer (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), or (ii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above.  Such Buyer represents and warrants that such Buyer is not currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

(ii)          Notwithstanding anything to the contrary herein, each Buyer may transfer such Buyer’s Purchased Shares (i) to a corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, such Buyer, or is wholly owned by such Buyer or by members a direct or indirect parent of such Buyer, (ii) to any investment fund or other entity controlled or managed by such Buyer or under common control or management with such Buyer (including, for the avoidance of doubt, where such Buyer is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (iii) by distribution to any affiliate, wholly owned subsidiary, members, limited partners or stockholders of such Buyer or (iv) pursuant to a bona fide merger, amalgamation, consolidation, reorganization or other similar transaction of such Buyer; provided that, in the case of any transfer pursuant to clauses (i) through (iv), (x) each donee, trustee or transferee thereof agrees to be bound in writing by the restrictions set forth herein and such transfer shall not involve a disposition for value; and (y) no filing under the 1934 Act or other public announcement shall be required or shall be voluntarily made during the Lock-Up Period.  Nothing in this Section 4(l) is intended to limit or restrict Buyer’s ability to engage in any transactions with respect to shares of Common Stock held by the Buyer prior to the date hereof or acquired by Buyer after the date hereof in the open market.

(iii)         In the event that, during the Lock-up Period, the Company waives any restriction set forth in this Section 4(l) on the Transfer of Purchased Shares or Derivative Instruments held by any Buyer (a “Triggering Buyer”) with respect to the disposition of Purchased Shares or Derivative Instruments (a “Triggering Release”), then each other Buyer shall be automatically released to the same extent with respect to the same percentage of the then-outstanding Purchased Shares of such Buyer as the percentage of the then-outstanding Purchased Shares and/or Derivative Instruments being released in the Triggering Release represent with respect to the then-outstanding Purchased Shares and/or Derivative Instruments held by the Triggering Buyer at the time of the request of the Triggering Release.  The Company shall promptly notify each Buyer upon the occurrence of Triggering Release.

(iv)        The foregoing restrictions in this Section 4(l) shall terminate in the event there is a bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a change of control of the Company.

5.          CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a)          The obligation of the Company hereunder to issue and sell the Purchased Shares to the Buyers at the Closing, is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived (in whole or in part) by the Company at any time in its sole discretion by providing the Buyers with prior written notice thereof:

(i)           All conditions precedent to the Company’s obligation to effect the SAM Acquisition Transaction shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of such transaction but subject to the satisfaction or waiver thereof) and the Company shall consummate the closing of such transaction substantially concurrently with the Closing in accordance with the terms of the SAM Acquisition Agreement.

(ii)          Each Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

(iii)        Each Buyer shall have delivered its Aggregate Purchase Price to the Company at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company, subject to receipt of evidence of issuance referred to in Section 1(d) and Section 6(a)(iii)(B).

(iv)        Each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

6.          CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

(a)          The obligation of each Buyer to purchase its Purchased Shares at the Closing is subject to the satisfaction of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived (in whole or in part) by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)          The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall be true and correct in all respects as of such date.

(ii)          All conditions precedent to the Company’s obligation to effect the SAM Acquisition Transaction shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of such transaction but subject to the satisfaction or waiver thereof) and the Company shall consummate the closing of such transaction substantially concurrently with the Closing in accordance with the terms of the SAM Acquisition Agreement.

(iii)        The Company shall have (A) duly executed and delivered to the Buyer each of the Transaction Documents and (B) issued to the Buyer in book-entry form its Purchased Shares at the Closing and delivered to the Buyer including evidence of its Purchased Shares credited to the Buyer’s book-entry account maintained by the transfer agent of the Company in the form acceptable to the Buyer.

(iv)         The Buyer shall have received the opinion of Gibson, Dunn & Crutcher LLP, the Company’s outside counsel, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

(v)         The Company shall have delivered to the Buyer (A) a certificate, executed by the Secretary of the Company and dated as of the Closing Date, certifying as to the resolutions consistent with Section 3(b) as adopted by the Board in a form reasonably acceptable to the Buyer and the Company’s Charter Documents, in the form attached hereto as Exhibit C and (B) a certificate, dated as of the Closing Date and signed by its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 6(a)(i), 6(a)(ii), 6(a)(vi) and 6(a)(vii) in form reasonably acceptable to the Buyers.

(vi)        The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(vii)        The Purchased Shares (I) shall be approved and designated for quotation or listed on the Principal Market, subject to official notice of issuance, and (II) shall not be suspended, in each case, on the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

7.          MISCELLANEOUS.

(a)          Specific Performance.  Each Buyer, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each Buyer, on the one hand, and the Company, on the other hand (in each case, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 7(a) is not the exclusive remedy for any violation of this Agreement.

(b)          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7(g).  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)          Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

(d)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)          Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f)          Entire Agreement; Amendment and Waiver.  This Agreement and the other Transaction Documents supersede all other prior or contemporaneous agreements and understandings, both written and oral, between each Buyer, the Company, their Affiliates and Persons acting on their behalf with respect to the subject matter hereof and thereof, and this Agreement, the other Transaction Documents, and the instruments referenced herein and therein constitute the full and entire agreement and understanding of the parties with respect to the subject matters hereof and thereof and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to any such matters.  Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each Buyer; provided that the conditions to each of the respective parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the party against whom the waiver is to be effective.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(g)          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement or any of the other Transaction Documents must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail, in each case properly addressed to the party to receive the same; or (iii) one business day after deposit with an overnight courier service (provided e-mail notice is sent stating that such communication was sent by overnight courier); provided that any electronic mail transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one business day after e-mail by dispatch pursuant to the foregoing clause (i).  The addresses and e-mail addresses for such communications shall be:

if to the Company:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, New York 13413
Attention:             Bryan Menar
Cathy King
E-mail:                 bryan_menar@partech.com
cathy_king@partech.com

with a copy to (for informational purposes only):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:             Boris Dolgonos
Christopher Lang
E-mail:                 bdolgonos@gibsondunn.com
clang@gibsondunn.com

if to a Buyer:  to the address set forth on the signature pages hereto.

or to such other address and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time, date, and recipient e-mail address, or (C) given by the recipient where notice was provided by an overnight courier service (provided e-mail notice is sent stating that such communication was sent by overnight courier) shall be rebuttable evidence of personal service or receipt by e-mail in accordance with clause (i) or (ii) above, respectively.

(h)         Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Buyer.  No Buyer shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Company, except to an Affiliate of the Buyer (provided each such Affiliate agrees to be bound by Section 4(d), Section 4(l) and provisions in Section 7 (to the extent relevant to the foregoing) of this Agreement and makes the same representations and warranties set forth in Section 2(a), Section 2(b), Section 2(d), Section 2(e), Section 2(f), Section 2(h), Section 2(i), Section 2(k) and Section 2(l) of this Agreement).

(i)           No Third Party Beneficiaries.  This Agreement is intended solely for the benefit of the parties hereto and their respective successors, heirs and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, however, that each of the parties hereto agrees that the Placement Agent shall be a third-party beneficiary of the representations and warranties of the Buyer set forth in Section 2.

(j)          Survival.  The representations and warranties of the Company contained in Section 3 and the representations and warranties of each Buyer contained in Sections 2(d) through (g) shall survive the Closing.  The covenants and agreements of the parties set forth in Section 4 and this Section 7 shall survive the Closing in accordance with their terms.

(k)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(l)          Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under this Agreement and the Transaction Documents are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any one or more of the Transaction Documents. The decision of each Buyer to purchase the Purchased Shares pursuant to the Transaction Documents has been made by each such Buyer independently of the other Buyers and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) of the Company or of its subsidiaries, if any, which may have been made or given by any other Buyer or any of their respective officers, directors, principals, employees, agents, counsel or representatives (collectively, including the Buyer in question, the “Buyer Representatives”). No Buyer Representative shall have any liability to any other Buyer or the Company relating to or arising from any such information, materials, statements or opinions, if any. Each Buyer acknowledges that no other Buyer has acted as agent for such Buyer in connection with making its investment decision hereunder and that no Buyer will be acting as agent of such other Buyer in connection with monitoring such Buyer’s investment in the Purchased Shares or enforcing its rights under the Transaction Documents. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose. The Company and each of the Buyers acknowledge that, for reasons of administrative convenience the Company has elected to provide each of the Buyers with the same Transaction Documents for the purpose of closing a transaction with multiple Buyers and not because it was required or requested to do so by any Buyer. In furtherance of the foregoing, and not in limitation thereof, the Company and the Buyers acknowledge that nothing contained in this Agreement or in any Transaction Document, and no action taken by any Buyer pursuant thereto, shall be deemed to constitute any two or more Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

(m)         Equal Treatment of Buyers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents, including this Agreement, unless the same consideration is also offered to all of the parties to the Transaction Documents and this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Buyer by the Company and negotiated separately by each Buyer, and is intended for the Company to treat the Buyers as a class and shall not in any way be construed as the Buyers acting in concert or as a group with respect to the purchase, disposition or voting of the Purchased Shares or otherwise.

(n)          Interpretation.

(i)          When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated.

(ii)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(iii)        The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement.

(iv)         Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. dollars.

(v)         The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(vi)         Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, in each case, as of the applicable date or during the applicable period of time.

(vii)        Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(o)          Termination.  This Agreement may be terminated and the sale and purchase of the Purchased Shares abandoned at any time prior to the Closing (i) automatically if the Closing has not been consummated on or prior to 5:00 P.M., New York City time, on March 13, 2024, (ii) by a Buyer (with respect to itself) if any of the conditions set forth in Section 6 shall have become incapable of fulfillment, and shall not have been waived by such Purchaser, or (iii) automatically if the SAM Acquisition Agreement is terminated in accordance with its terms; provided, however, that the right to terminate this Agreement under clause (ii) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.  Nothing in this Section 7(o) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section 7(o), the Company shall promptly notify all non-terminating Buyers.  Upon a termination in accordance with this Section 7(o), the Company and the terminating Buyer(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Buyer will have any liability to any other Buyer under the Transaction Documents as a result therefrom.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

PAR TECHNOLOGY CORPORATION

By:	/s/ Savneet Singh
	Name:	Savneet Singh
	Title:	Chief Executive Officer and President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

ADW Capital Partners, LP

By:	/s/ Adam Wyden

Name:	Adam Wyden
Title:	Managing Member of the General Partner of ADW Capital Partners, LP

Address:	6431 Allison Road, Miami Beach, FL 33141

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

Burkehill Global Management, LP, on behalf of its advisory clients

By:	/s/ Regan O’Neill

Name:	Regan O’Neill
Title:	General Counsel, Chief Compliance Officer

Address:	444 Madison Avenue, New York, NY 10022

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

Capital Research and Management Company, for and on behalf of funds and accounts managed by it or its affiliates

By:	/s/ Erik A. Vayntrub

Name:	Erik A. Vayntrub
Title:	Authorized Signatory

Address:	333 S Hope Street, 55th Floor Los Angeles, CA 90071

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

GHISALLO MASTER FUND LP

By:	/s/ Michael Germino

Name:	Michael Germino
Title:	Authorized Signatory

Address:	190 Elgin Avenue, George Town, Grand Cayman CI KY1-9008

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

Greenhaven Road Investment Management

By:	/s/ Scott Miller

Name:	Scott Miller
Title:	Authorized Person

Address:	8 Sound Shore Drive, Suite 190 Greenwich CT 06830

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

JANE STREET GLOBAL TRADING, LLC

By:	/s/ James Dieterich

Name:	James Dieterich
Title:	Managing Director

Address:	250 Vesey Street, 3rd Floor New York, NY 10281

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

NEWTYN PARTNERS, LP

By:	/s/ Eugene Dozortsev

Name:	Eugene Dozortsev
Title:	Managing Member of Newtyn Management, LLC, the investment manager of Newtyn Partners, LP

Address:	60 east 42nd Street, Suite 960, New York, NY 10165

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

NEWTYN TE PARTNERS, LP

By:	/s/ Eugene Dozortsev

Name:	Eugene Dozortsev
Title:	Managing Member of Newtyn Management, LLC, the investment manager of Newtyn TE Partners, LP

Address:	60 east 42nd Street, Suite 960, New York, NY 10165

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

P3-EQ, LLC

By:	/s/ Christopher Hemingway

Name:	Christopher Hemingway
Title:	VP – Progeny 3, Inc. (Managing Member)

Address:	601 Union Street Suite 3920 Seattle, WA 98101

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

Pleasant Lake Onshore Feeder Fund L.P.

By:	/s/ Jonathan Lennon

Name:	Jonathan Lennon
Title:	Managing Member of Pleasant Lake Onshore GP LLC

Address:	100 Carr 115 Unit 1900, Rincon, PR 00677

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

T. Rowe Price Small-Cap Stock Fund, Inc.
TD Mutual Funds - TD U.S. Small-Cap Equity Fund
U.S. Small-Cap Stock Trust
Costco 401(k) Retirement Plan
T. Rowe Price U.S. Small-Cap Core Equity Trust
T. Rowe Price Institutional Small-Cap Stock Fund
T. Rowe Price Spectrum Conservative Allocation Fund
T. Rowe Price Spectrum Moderate Allocation Fund
T. Rowe Price Spectrum Moderate Growth Allocation Fund
T. Rowe Price Moderate Allocation Portfolio
T. Rowe Price Small-Cap Value Fund, Inc.
T. Rowe Price U.S. Small-Cap Value Equity Trust
T. Rowe Price U.S. Equities Trust
Each account, severally and not jointly
By: T. Rowe Price Investment Management, Inc., Investment Adviser or Subadviser, as applicable

By:	/s/ Andrew Baek

Name:	Andrew Baek
Title:	Vice President

Address:
T. Rowe Price Investment Management, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Nick Baek, Vice President and Managing
Legal Counsel
Phone:	410-345-2090
Email:	equity_transactions-legal@troweprice.com

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

VOSS CAPITAL, LLC

By:	/s/ Travis Cocke

Name:	Travis Cocke
Title:	CIO & Managing Member

Address:	3773 Richmond Ave Suite 500 Houston, Texas, 77046

[Signature Page to Securities Purchase Agreement]

SCHEDULE 1

SCHEDULE OF INVESTORS

ADW Capital Partners, LP
SMALLCAP World Fund, Inc.
American Funds Insurance Series – Global Small Capitalization Fund
Burkehill Master Fund LP
Ghisallo Master Fund LP
Greenhaven Road Capital Fund 1, LP
Greenhaven Road Capital Fund 2, LP
Jane Street Global Trading, LLC
Newtyn Partners, LP
Newtyn TE Partners, LP
P3-EQ, LLC
Pleasant Lake Onshore Feeder Fund L.P.
T. Rowe Price Small-Cap Stock Fund, Inc.
T. Rowe Price Institutional Small-Cap Stock Fund
T. Rowe Price Spectrum Conservative Allocation Fund
T. Rowe Price Spectrum Moderate Allocation Fund
T. Rowe Price Spectrum Moderate Growth Allocation Fund
T. Rowe Price Moderate Allocation Portfolio
U.S. Small-Cap Stock Trust
TD Mutual Funds  - TD U.S. Small-Cap Equity Fund
T. Rowe Price U.S. Small-Cap Core Equity Trust
Costco 401(k) Retirement Plan
T. Rowe Price Small-Cap Value Fund, Inc.
T. Rowe Price U.S. Small-Cap Value Equity Trust
T. Rowe Price U.S. Equities Trust
Voss Capital Long Only Account SP, a Segregated Portfolio of Wilson Fund SPC, Ltd.
Voss Separate Account SP, a Segregated Portfolio of Wilson SPC, Ltd.
Voss Value Master Fund, L.P.
Voss Value-Oriented Special Situations Fund, L.P.